Exhibit 10.2
FINAL
ASSIGNMENT AND TERMINATION AGREEMENT
SIRE

THIS ASSIGNMENT AND TERMINATION AGREEMENT (“Agreement”) is made this 17th day of November, 2010 (“Effective Date”), by and among AGRI-Bunge, LLC (“AB), Bunge North America, Inc. (“Bunge”) and Southwest Iowa Renewable Energy, LLC (“SIRE”).

RECITALS:

A.           AB and SIRE are parties to that certain Grain Feedstock Supply Agreement dated December 15, 2008 (the “Supply Agreement”) and that certain Grain Feedstock Agency Agreement dated October 13, 2006, as amended by that certain First Amendment to Grain Feedstock Agency Agreement dated December 15, 2008 (the “Agency Agreement,” and together with the Supply Agreement, the “Grain Agreements”).

B.           Under Section 2.2(c) of the Supply Agreement, SIRE and AB execute sales confirmations (the “Sales Confirmations”).

C.           AB, SIRE and Bunge are parties to that certain Purchase Agreement dated December 15, 2008 (the “Purchase Agreement”) pursuant to which Bunge sold to AB certain Contracted Grain Volume (as defined in the Purchase Agreement) and AB agreed to sell all of such Contracted Grain Volume to SIRE in accordance with the Supply Agreement.

D.           AB is in the process of dissolving and liquidating its business and, in connection therewith, desires to assign and transfer to Bunge the Grain Agreements and Sales Confirmations and terminate its obligations with respect to the Contract Grain Volume.

IN CONSIDERATION OF these premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Assignment and Assumption of Grain Agreements and Sales Confirmations.  AB hereby transfers and assigns to Bunge, and Bunge hereby assumes and agrees to pay, perform and discharge when lawfully due, the obligations of AB under the Grain Agreements and Sales Confirmations from and after the Effective Date.

2.           Purchase Agreement Obligations.  The sale of the Contracted Grain Volume by Bunge to AB under Section 3(a) of the Purchase Agreement is hereby cancelled and no party shall have further obligations to the other parties under Section 3 of the Purchase Agreement.  SIRE and Bunge acknowledge that Bunge shall sell the Contracted Grain Volume to SIRE in accordance with the terms of the Supply Agreement.

3.           Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Seller and Purchaser and their permitted successors and assigns and legal representatives.

4.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties.

5.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Iowa (without regard to conflicts-of- law principles that would require the application of any other law).

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUNGE NORTH AMERICA, INC.

By:	/s/ C. Bailey Ragan
Name:	C. Bailey Ragan
Title:	Vice President

SOUTHWEST IOWA RENEWABLE
ENERGY, LLC

By:	/s/ Brian Cahill
Name:	Brian Cahill
Title:	General Manager & CEO

AGRI-BUNGE, LLC

By:	/s/ C. Bailey Ragan
C. Bailey Ragan, Bunge Manager

By:	/s/ Douglas McNeely
Douglas McNeely, Bunge Manager

By:	/s/ Larry Petersen
Larry Petersen, AGRI Manager

By:	/s/ Paul Voga
Paul Voga, AGRI Manager

#674838/14433001/Final